Exhibit 99.1

Maier & Company
Corporate Communications and Investor Relations                     NEWS RELEASE

CONTACT:
        Gary S. Maier
        Maier & Company, Inc.
        (310) 442-9852

                          New Dragon Asia Corp. Reports
            fiscal FIRSt QUARTER RESULTS; SALES UP ALMOST 14 PERCENT

           -- Benefits from Strategy to Produce More Premium Products;
                            Targets Urban Markets --

         HONG KONG - May 10, 2004 - New Dragon Asia Corp. (Amex: NWD) today reported results for its fiscal first quarter ended March 25, 2004, with an increase in net sales, net income and gross profit margin.

         Net sales for the quarter increased 13.9 percent to $7.4 million from $6.5 million a year earlier. Net income for the same period increased seven percent to $338,000, or $0.01 per diluted share, from $316,000, or $0.01 per diluted share, a year earlier.

         "Results of the first quarter reflect the initial success of the company's focus on increasing sales within urban areas of China, as well progress in producing more premium products - a strategic shift adopted in 2003. We have not previously targeted the urban market and we expect to continue to benefit by increasing New Dragon's presence within supermarkets and chain store outlets in the urban areas," said Heng Jing Lu, chief executive officer.

         Gross profit for the fiscal first quarter increased by 57.4 percent to $1.3 million from $847,000 a year ago. Gross profit as a percentage of sales for the same period was 18 percent compared with 13 percent in the fiscal first quarter of 2003, reflecting changes in product mix.

         Lu noted that selling and distribution expenses for the quarter increased primarily due to costs associated with the sales expansion in urban areas, increased transportation costs related to more stringent maximum weight loading restrictions for truck shipments -- as well as additional expenses associated with its previously announced KFC flour business, such as repackaging and storage charges.

About The Company

         Headquartered in Shandong Province, P.R.C., with a corporate office in Hong Kong, New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles, to retail and commercial customers throughout China. The company markets its well-established product line through a network of 216 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 110,000 tons of flour and more than 1.1 billion packages of instant noodles.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

                                      # # #
                            (Financial table follows)

                     NEW DRAGON ASIA CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                       (THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                             FOR THE
                                                       THREE MONTHS ENDED
                                                            MARCH 25,
                                                     -----------------------
                                                       2004        2003
                                                     -----------------------

Net sales                                            $  7,398    $  6,548

Cost of goods sold                                     (6,065)     (5,701)
                                                     ---------   ---------
Gross profit                                            1,333         847

Selling and distribution expenses                        (389)       (242)

General and administrative

expenses                                                 (661)       (233)
                                                     ---------   ---------
Income from operations                                    283         372

Other income and expenses:
   Interest expense                                       (39)        (60)
   Interest income                                         12          52
   Other income                                           328          25
                                                     ---------   ---------
Income before provision for
income taxes                                              584         389

Provision for income taxes                               (246)        (73)
                                                     ---------   ---------
Net income                                           $    338    $    316
                                                     =========   =========
Basic and diluted earnings
per common share                                     $   0.01    $   0.01
                                                     =========   =========
Weighted average shares used
to compute basic and diluted
net income per common share                            45,061      40,911
                                                     =========   =========